Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces First Quarter 2016 Results

Sales of $783 million

Net loss attributable to common stockholders of $(0.14)

Adjusted net loss attributable to common stockholders of $(0.10)

Adjusted EBITDA of $19 million

Cash flow from operations of $58 million

Houston, TX – May 2, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced first quarter 2016 results.

The company’s sales were $783 million for the first quarter of 2016, which were 39% lower than the first quarter of 2015 and 19% lower than the fourth quarter of 2015. As compared to last year, reduced customer activity across all segments and sectors drove the decline as a result of lower oil and natural gas prices.

Net loss attributable to common stockholders for the first quarter of 2016 was $(14) million, or $(0.14) per diluted share, compared to net income attributable to common stockholders of $29 million, or $0.28 per diluted share for the first quarter of 2015. The first quarter 2016 and 2015 results include severance and restructuring pre-tax charges of $5 million and $2 million, respectively. Adjusted net loss attributable to common stockholders for the first quarter of 2016 was $(10) million, or $(0.10) per diluted share. Please refer to the reconciliation of adjusted net loss (a non-GAAP measure) to net loss (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Despite a challenging first quarter,  we remain focused on executing our strategy. We continue to retain and win customers, strengthen the balance sheet,  manage operating costs and optimize working capital to align with current energy market conditions. The business continues to generate cash, having generated $58 million in cash from operations in the first quarter and in February, we closed the sale of our U.S. oil country tubular goods product line for $48 million. We also made additional progress under our stock repurchase program buying $38 million in stock during the first quarter. Combined with the share repurchases in the fourth quarter, we are halfway through our share buy-back authorization.”

MRC Global’s first quarter 2016 gross profit was $133 million, or 17.0% of sales, a decrease from first quarter 2015 gross profit of $220 million, or 17.0% of sales. Gross profit for the first quarter 2016 and 2015 reflects a benefit of $3 million and $0 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $137 million, or 17.5% of sales, for the first quarter of 2016 compared to $159 million, or 12.3% of sales, for the same period of 2015. SG&A expenses were reduced by 14% versus the first quarter 2015, primarily due to cost reduction measures. SG&A expenses for the first quarter of 2016 and 2015 include $5 million and $2 million of severance and restructuring charges, respectively.

Adjusted EBITDA was $19 million in the first quarter of 2016 compared to $87 million for the same period in 2015. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net (loss) income (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the first quarter of 2016 were $606 million, down $366 million or 38% from the same quarter in 2015. The decrease reflects a $226 million, or 63% decrease in the upstream sector including an $85 million impact from the sale of our U.S. oil country tubular goods (OCTG) product line, a $94 million, or 26% decrease in the midstream sector and $46 million, or 18% decrease in the downstream sector.

Canadian sales in the first quarter of 2016 were $64 million, down $55 million or 46% from the same quarter in 2015. The decrease in Canadian sales reflects a $44 million decrease in the upstream business. Approximately $7 million of the total decline was a result of the weaker Canadian dollar relative to the U.S. dollar.

International sales in the first quarter of 2016 were $113 million, down $88 million or 44% from the same period in 2015. The decrease was due to the combined impact of lower project activity and deferral of maintenance, repairs and operations expenditures particularly in Norway, the U.K., Australia and Singapore. The impact of the decline in the foreign currencies in areas where we operate account for $8 million of the total decline.

Sales by Sector

Upstream sales in the first quarter of 2016 decreased 58% from the first quarter of 2015 to $231 million, or 29% of total sales. The decline in upstream sales was across all segments and was a result of reduced customer activity. U.S. upstream sales declined 39% in the first quarter of 2016, excluding the sale of our U.S. OCTG product line, from the first quarter 2015 as compared to a 61% decline in the average U.S. rig count over the same period. International upstream sales declined 47% in the first quarter of 2016 from the first quarter of 2015.

Midstream sales in the first quarter of 2016 decreased 27% from the first quarter of 2015 to $278 million, or 36% of total sales. Sales to transmission customers were down 44% while sales to gas utility customers were up by 4% over the same quarter in 2015.

Downstream sales in the first quarter of 2016 decreased 25% from the first quarter of 2015 to $274 million, or 35% of total sales. The downstream sector declined by $46 million in the U.S. and $29 million in International due primarily to lower project activity.

Balance Sheet

During the first quarter of 2016, the company generated $58 million of cash from operations and grew cash to $121 million at March 31, 2016 from $69 million at the end of 2015. Debt, net of cash, was $397 million at March 31, 2016.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million. During the first quarter of 2016, the company repurchased $38 million of its common stock at an average price of $13.39 per share. In total, the company has repurchased $50 million of its common stock.

The program is scheduled to expire on December 31, 2017. The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Conference Call

The Company will hold a conference call to discuss its first quarter 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 3, 2016. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 17, 2016 and can be accessed by dialing 201-612-7415 and using pass code 13631856#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	March 31,	December 31,
	2016	2015

Assets
Current assets:
Cash	$ 121	$ 69
Accounts receivable, net	470	533
Inventories, net	720	781
Other current assets	35	22
Total current assets	1,346	1,405

Other assets	22	22

Property, plant and equipment, net	134	127

Intangible assets:
Goodwill, net	484	484
Other intangible assets, net	448	459
	$ 2,434	$ 2,497

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 309	$ 327
Accrued expenses and other current liabilities	100	110
Current portion of long-term debt	8	8
Total current liabilities	417	445

Long-term obligations:
Long-term debt, net	510	511
Deferred income taxes	208	208
Other liabilities	22	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
102,345,890 and 102,202,599 issued, respectively	1	1
Additional paid-in capital	1,668	1,666
Retained deficit	(481)	(467)
Less: Treasury stock at cost: 3,695,263 and 816,389 shares, respectively	(50)	(12)
Accumulated other comprehensive loss	(216)	(232)
	922	956
	$ 2,434	$ 2,497

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Sales	$ 783	$ 1,292
Cost of sales	650	1,072
Gross profit	133	220
Selling, general and administrative expenses	137	159
Operating (loss) income	(4)	61
Other expense:
Interest expense	(8)	(15)
Other, net	(1)	(4)
(Loss) income before income taxes	(13)	42
Income tax (benefit) expense	(5)	13
Net (loss) income	(8)	29
Series A preferred stock dividends	6	-
Net (loss) income attributable to common stockholders	$ (14)	$ 29

Basic (loss) earnings per common share	$ (0.14)	$ 0.28
Diluted (loss) earnings per common share	$ (0.14)	$ 0.28
Weighted-average common shares, basic	100.7	102.1
Weighted-average common shares, diluted	100.7	102.2

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Operating activities
Net (loss) income	$ (8)	$ 29
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	5	5
Amortization of intangibles	12	16
Equity-based compensation expense	3	2
Deferred income tax benefit	-	(8)
Decrease in LIFO reserve	(3)	-
Provision for uncollectible accounts	1	1
Foreign currency losses	1	4
Other non-cash items	2	3
Changes in operating assets and liabilities:
Accounts receivable	67	103
Inventories	24	(9)
Other current assets	(6)	(4)
Income taxes payable	(5)	11
Accounts payable	(22)	(6)
Accrued expenses and other current liabilities	(13)	(32)
Net cash provided by operations	58	115

Investing activities
Purchases of property, plant and equipment	(10)	(4)
Proceeds from the disposition of non-core product line	48	-
Other investing activities	-	(3)
Net cash provided by (used in) investing activities	38	(7)

Financing activities
Payments on revolving credit facilities	(23)	(321)
Proceeds from revolving credit facilities	23	243
Payments on long-term obligations	(2)	(2)
Purchase of common stock	(38)	-
Dividends paid on preferred stock	(6)	-
Net cash used in financing activities	(46)	(80)

Increase in cash	50	28
Effect of foreign exchange rate on cash	2	(4)
Cash -- beginning of period	69	25
Cash -- end of period	$ 121	$ 49

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Loss to Net Loss

(in millions, except per share amounts)

0

March 31, 2016
Three Months Ended
	Net Loss	Per Share

Net loss attributable to common stockholders	$ (14)	$ (0.14)
Severance and restructuring charges (1)	4	0.04
Adjusted net loss attributable to common stockholders	$ (10)	$ (0.10)

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0Notes to above:

(1)	Charge (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(in millions)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Net (loss) income	$ (8)	$ 29
Income tax (benefit) expense	(5)	13
Interest expense	8	15
Depreciation and amortization	5	5
Amortization of intangibles	12	16
Decrease in LIFO reserve	(3)	-
Change in fair value of derivative instruments	1	1
Equity-based compensation expense (1)	3	2
Severance and restructuring charges (2)	5	2
Foreign currency losses	1	4
Adjusted EBITDA	$ 19	$ 87

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2016	of Revenue	2015	of Revenue

Gross profit, as reported	$ 133	17.0%	$ 220	17.0%
Depreciation and amortization	5	0.6%	5	0.4%
Amortization of intangibles	12	1.5%	16	1.2%
Decrease in LIFO reserve	(3)	(0.4%)	-	0.0%
Adjusted Gross Profit	$ 147	18.7%	$ 241	18.6%

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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